Exhibit 99.1

For more information contact:	Media – Bruce Amundson (253) 924-3047
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Fourth Quarter Net Earnings of $171 million, or $0.32 Per Share

•	Full Year Net Earnings of $1.281 billion, or $3.99 Per Share

•	Includes Earnings from Income Tax Adjustments

•	Increase in Shares Outstanding due to Sept. 2010 Special Dividend

FEDERAL WAY, Wash. (Feb. 4, 2011) – Weyerhaeuser Company (NYSE: WY) today reported net earnings of $171 million for the fourth quarter, or 32 cents per diluted share, on net sales of $1.7 billion. This compares with a net loss of $175 million on net sales of $1.5 billion for the same period last year.

Earnings for the fourth quarter of 2010 include after-tax gains of $119 million from special items. Excluding those items, the company reported net earnings of $52 million, or 10 cents per diluted share, in the fourth quarter of 2010. This compares to a net loss before special items of $109 million in the fourth quarter of 2009.

For the full year 2010, Weyerhaeuser reported net earnings of $1.281 billion, or $3.99 per diluted share, on net sales of $6.6 billion. This compares with a net loss of $545 million on net sales of $5.5 billion for the full year 2009. Earnings for the full year 2010 include $1.064 billion from income tax adjustments related to Weyerhaeuser’s conversion to a Real Estate Investment Trust (REIT).

“The actions we took in 2010 enhanced our ability to return value to our shareholders through our long-term strategy,” said Dan Fulton, president and chief executive officer. “The most significant, our conversion to a REIT, enhances our ability to manage and grow our core asset – more than six million acres of valuable timberlands.

“The record year for our Cellulose Fibers segment due to strong market conditions and excellent operational performance highlighted our 2010 results,” Fulton said. “Extremely challenging housing market conditions affected the financial performance of our Timberlands, Wood Products and Real Estate segments. We anticipate these market challenges will continue in 2011. However, I expect better performance due to ongoing operational improvements, which will create cost efficiencies and enhance the relative competitiveness of our businesses.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS

(millions, except per share data)	4Q 2010	3Q 2010	4Q 2009
Net sales	$1,664	$1,664	$1,455

Net earnings (loss)	$171	$1,116	($175)
Weighted average shares outstanding, diluted	538	318	211
Earnings (loss) per diluted share	$0.32	$3.50	($0.83)

Net earnings (loss) before special items	$52	$81	($109)
Earnings (loss) per diluted share before special items	$0.10	$0.25	($0.52)

As of the end of the fourth quarter of 2010, Weyerhaeuser had 538 million shares outstanding on a diluted basis. Weyerhaeuser’s shares outstanding increased during the third quarter of 2010 due to payment of a special dividend of approximately 324 million shares of common stock and $560 million in cash, paid in conjunction with the company’s conversion to a REIT.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	4Q 2010	3Q 2010	4Q 2009
Net sales	$207	$240	$156
Contribution to pre-tax earnings before special items	$56	$75	$28
Pre-tax gains (charges) from special items	$0	$0	($15)
GAAP contribution to pre-tax earnings	$56	$75	$13

4Q 2010 Performance – Fourth quarter earnings declined $19 million compared with third quarter, primarily due to fewer dispositions of non-strategic timberlands. Per unit logging costs also increased, as western operations took downtime to match lower seasonal and market demand. Fourth quarter included $19 million from disposition of non-strategic timberlands, compared with $34 million in the third quarter. Weyerhaeuser continues to defer timber harvest.

1Q 2011 Outlook – Excluding the disposition of non-strategic timberlands, Weyerhaeuser expects higher earnings in the first quarter compared with the fourth. The company expects higher selling prices for western logs and seasonally higher harvest volumes. A sale of approximately 82,000 acres of non-strategic timberlands in southwest Washington announced this morning will contribute approximately $150 million in pre-tax earnings.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	4Q 2010	3Q 2010	4Q 2009
Net sales	$572	$626	$510
Charge to pre-tax earnings before special items	($85)	($100)	($123)
Pre-tax gains (charges) from special items	($103)	$0	($85)
GAAP charge to pre-tax earnings	($188)	($100)	($208)

4Q 2010 Performance – The segment’s results before special items improved $15 million compared with the third quarter. Fourth quarter included special items of $103 million for asset impairments, closures and restructuring.

Fourth quarter results improved due to slightly lower log costs and reduced selling, general and administrative expenses. These factors were partially offset by seasonally lower sales volumes.

1Q 2011 Outlook – Excluding the effect of fourth quarter special items, Weyerhaeuser anticipates a smaller loss from the segment in the first quarter due to improved operating rates, higher selling prices, and continued cost reductions.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	4Q 2010	3Q 2010	4Q 2009
Net sales	$511	$522	$408
Contribution to pre-tax earnings before special items	$138	$181	$34
Pre-tax gains (charges) from special items	$0	$0	$113
GAAP contribution to pre-tax earnings	$138	$181	$147

4Q 2010 Performance – The segment’s fourth quarter earnings declined $43 million compared with third quarter due to increased maintenance costs and lower production resulting from an annual outage at the New Bern, N.C. mill. Fiber, chemical and energy costs also increased. There were no maintenance outages in the third quarter.

1Q 2011 Outlook – Weyerhaeuser expects Cellulose Fibers earnings to decline in the first quarter due to an increase in the number of scheduled annual maintenance outages.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	4Q 2010	3Q 2010	4Q 2009
Net sales	$305	$210	$337
Contribution to pre-tax earnings before special items	$33	$20	$11
Pre-tax gains (charges) from special items	($20)	$0	($100)
GAAP contribution (charge) to pre-tax earnings	$13	$20	($89)

4Q 2010 Performance – The segment’s earnings before special items increased $13 million compared with the third quarter. Fourth quarter included special items of $20 million for asset impairments and restructuring.

Earnings from single family homebuilding rose due to additional home sale closings and higher margins. Home sale closings increased 21 percent compared with the third quarter to 606 single-family homes. Margins on homes closed improved slightly due to mix.

Fourth quarter earnings included $6 million from the sale of land, lots and apartments, compared with $4 million from sale of land and lots in the third quarter.

1Q 2011 Outlook – Weyerhaeuser expects a small loss from single-family homebuilding operations in the first quarter due to seasonally fewer home sale closings and lower margins.

OTHER

Fourth quarter earnings include a pre-tax gain of $46 million on the sale of five short line railroads. Fourth quarter also includes income tax adjustments of $177 million, including benefits of $149 million from the Cellulosic Biofuel Producers Credit and $22 million from reversal of deferred tax liabilities related to the company’s REIT conversion.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2010, we employed approximately 14,000 employees in 10 countries. We have customers worldwide and generated $6.6 billion in sales in 2010. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 4 to discuss fourth quarter results.

To access the conference call from within North America, dial (877) 296-9413 (access code – 29868228) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 29868228). Replays will be available for one week at (800) 642-1687 (access code – 29868228) from within North America and at 1-(706) 645-9291 (access code – 29868228) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q4 2010 Earnings Conference Call” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company’s expectations during the first quarter of 2011, including housing market conditions; market challenges for our Timberlands, Wood Products and Real Estate segments; higher selling prices for western logs and seasonally higher harvest volumes in Timberlands; improved operating rates, higher selling prices and cost reductions in the Wood Products segment; continued strong pricing and increased scheduled maintenance in the Cellulose Fiber segment; and fewer home sale closings and lower margins and prices in our single-family homebuilding operations.

Major risks, uncertainties and assumptions that affect the company’s businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company’s products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company’s manufacturing operations, including maintenance requirements;

•	raw material prices;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	energy prices;

•	the level of competition from domestic and foreign producers;

•	the effect of weather;

•	transportation costs;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company’s annual report on Form 10-K.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It also is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.